COMPANY CONTACT: Doug Atkinson, CFA Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ANNOUNCES 10-K FILING
YEAR-END 2016 RESERVES OF 124 MMBOE
FULLY CONFORMING BORROWING BASE
HOUSTON, February 28, 2017 - Swift Energy Company (OTCQX: SWTF) announced today it had filed its year-end 2016 Form 10-K, which can be found in the Investor Relations section of the Company’s website. Additionally, the Company announced today (in a preceding news release) the appointment of Sean Woolverton as Chief Executive Officer, effective March 1, 2017.
Reserves
Swift Energy’s year-end 2016 estimate of proved reserves were 124.0 MMBoe, of which approximately 84% were natural gas and 51% proved developed.
The Company reported total proved reserves in its Fasken field in Webb County of 74.9 MMBoe, of which 100% were natural gas and 38.5 MMBoe were proved developed. The Company completed 11 wells in Fasken in 2016 with four drilled but uncompleted wells as of December 31, 2016.
In its AWP field in McMullen County, the Company reported total proved reserves of 36.5 MMBoe, of which approximately 65% were natural gas and 19.4 MMBoe were proved developed. The Company completed four wells in AWP in 2016.
Total year-end 2016 proved reserves had a PV-10 Value of $442.0 million and a Standardized Measure of $407 million. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see the Company’s Form 10-K.
Pricing for 2016 reserves, PV-10, and Standardized Measure calculations (using the required twelve month look back prices) was $2.43 per Mcf for natural gas, $41.07 per barrel for crude oil, and $16.13 per barrel of NGL.

Credit Facility
Following the Company’s Private Placement of Common Stock which closed on January 26, 2017, the Company elected to terminate the $70 million non-conforming tranche of its $320 million borrowing base, leaving only the conforming tranche of $250 million. The Company anticipates meaningful interest savings as the result of the lower interest rate associated with eliminating the non-conforming tranche. As of February 27, 2017, the Company had $172.0 million outstanding on its credit facility.
Select Fourth Quarter 2016 Results
Swift Energy produced 12.3 billion cubic feet of gas equivalent (“Bcfe”) during the fourth quarter of 2016, compared to 14.8 Bcfe in the third quarter of 2016. Production for the quarter was 77% gas, 12% oil, and 11% NGLs. Fourth quarter production was impacted by the Louisiana divestitures, which closed in early December 2016.
Total revenues of $30.3 million for the fourth quarter of 2016 decreased compared to the $50.6 million reported in the third quarter primarily due to a $12.6 million non-cash mark-to-market loss on derivatives held for hedging purposes. Oil and gas sales for the fourth quarter were $42.8 million compared to $48.0 million in the third quarter due to lower volumes, partially offset by higher average realized prices.
For the fourth quarter 2016, average realized natural gas prices were $2.86 per thousand cubic feet (“Mcf”), up 5% from the $2.71 per Mcf average price realized in the third quarter of 2016. For the same period, average crude oil prices increased 9% to $47.10 per barrel from $43.27 per barrel realized in the third quarter of 2016. Prices for NGLs averaged $18.84 per barrel in the 2016 fourth quarter, a 15% increase from third quarter 2016 NGL prices of $16.38 per barrel.
The Company thus realized an aggregate average hydrocarbon price of $3.47 per Mcfe during the quarter, as compared to $3.24 realized in the third quarter of the 2016.
Lease operating costs of $8.5 million in the fourth quarter of 2016 compared favorably to the $9.5 million reported in the third quarter primarily due to the Louisiana divestitures as well as the benefits of field level initiatives undertaken to lower the Company’s operating cost structure.
Transportation and processing expense in the fourth quarter of $4.0 million was less than the $4.9 million reported in the third quarter primarily due to natural declines in production.
Severance and ad valorem taxes were 5.1% of oil and gas revenues in the fourth quarter of 2016, compared to 5.6% in the third quarter.
General and administrative expenses of $6.6 million in the fourth quarter were 43.4% lower than third quarter levels. Third quarter 2016 general and administrative expense included the recording of executive severance for the retirement of the Company’s Chief Executive Officer and Chief Financial Officer announced in the third quarter.
In January 2017, the Company announced a Reduction in Force that will result in a charge of $2.25 million in severance costs and approximately $1 million in non-cash acceleration of incentive equity during the first quarter of 2017.
Interest expense decreased 12.0% sequentially to $5.2 million in the fourth quarter primarily due to lower borrowings on the Company’s credit facility.
For more information regarding the Company’s 2016 results, please see the Form 10-K filing and the new investor presentation, both of which can be found on the Investor Relations section of the Company’s website at www.swiftenergy.com.

About Forward Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in the filings of Swift Energy Company with the Securities and Exchange Commission.

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